UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Airgas, Inc.
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Airgas, Inc
Interoffice Memo	259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 (610) 687-5253 Fax: (610) 687-1052 http://www.airgas.com

To:	All Airgas Associates
From:	Peter McCausland
Date:	September 15, 2010
Subject:	2010 Annual Meeting

I want to update you regarding the results of today’s Annual Meeting of Stockholders. It appears that Airgas stockholders have elected Air Products’ three nominees to the Airgas Board of Directors and that more than a majority of the shares represented and voted at the meeting, but less than 50% of all outstanding shares, have voted in favor of Air Products’ By-Law Amendment proposals.

While I am disappointed with the outcome of the vote, I’d like to take this opportunity to thank our stockholders for their consideration and support. W. Thacher Brown, Richard C. Ill and I have been honored to serve as Airgas Directors and we are proud of this great company and our 14,000 Airgas associates.

I will continue to be involved in all aspects of Airgas’ business in my role as Chief Executive Officer and consistent with the procedures set forth in the proposed By-Law Amendment, the independent directors have the power to reappoint me to the Board. Remember, our customer-centric focus is unchanged and it remains business as usual at Airgas.

The Airgas Board continues to believe that Air Products’ By-Law proposal to require that a Meeting of Stockholders be held on January 18, 2011 and that all future annual meetings of stockholders be held in January is invalid under both Delaware law and Airgas’ Certificate of Incorporation. We also believe that the proposal has not been approved because it received the affirmative vote of less than 67% of the shares entitled to vote generally in the election of directors. We intend to act to invalidate the proposed By-Law amendment, and because of the vote received, we are no longer committed to calling a Special Meeting of Stockholders in June.

Further, we believe that the Air Products By-Law proposal to prohibit certain individuals from serving as directors or as chairman has not been approved because the proposal received the affirmative vote of less than 67% of the shares entitled to vote generally in the election of directors. We also believe that this proposal is invalid under Delaware law and Airgas’ certificate of incorporation and by-laws.

As an Airgas associate you have much to be proud of. Without your many contributions, Airgas would not be the Company it is today. It is a pleasure to work with you day in and day out and I look forward to achieving continued success together. Please remain focused on the task at hand – delivering the outstanding performance that our customers and stockholders have come to expect from us.

As always, don’t hesitate to reach out to your managers with any questions.

Sincerely,

Peter McCausland
Chief Executive Officer

IMPORTANT INFORMATION

In response to the tender offer proposed by Air Products and Chemicals, Inc. referred to in this communication, Airgas has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, as amended. STOCKHOLDERS OF AIRGAS ARE ADVISED TO READ AIRGAS' SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS AMENDED, IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Air Products. Investors and stockholders will be able to obtain free copies of Airgas’ the Solicitation/Recommendation Statement on Schedule 14D-9, any amendments or supplements to the Schedule 14D-9, and any other documents filed by Airgas in connection with the tender offer by Air Products, and other documents filed with the SEC by Airgas at the SEC’s website at www.sec.gov. Free copies of the Solicitation/ Recommendation Statement on Schedule 14D-9, and any amendments and supplements to this Schedule are also available in the “Investor Information” section of the Company’s website at www.airgas.com, or through the following web address: http://investor.shareholder.com/arg/airgascontent.cfm.

FORWARD-LOOKING STATEMENTS

This presentation contains statements that are forward looking. Forward-looking statements include the statements identified as forward-looking in the Company’s press release announcing its quarterly earnings, as well as any statement that is not based on historical fact, including statements containing the words “believes,” “may,” “plans,” “will,” “could,” “should,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in the Company’s press release announcing its quarterly earnings, as well as other factors described in the Company's reports, including its March 31, 2010 Form 10-K, subsequent Forms 10-Q, and other forms filed by the Company with the Securities and Exchange Commission. The Company notes that forward-looking statements made in connection with a tender offer are not subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995. The Company is not waiving any other defenses that may be available under applicable law.